EXHIBIT 4(A)

                              CH ENERGY GROUP, INC.

                               STOCK PURCHASE PLAN

        CH Energy Group, Inc. ("Company"), effective December __, 1999, became the successor to Central Hudson Gas & Electric Corporation ("Central Hudson") under the Central Hudson Stock Purchase Plan ("Plan"). On that date, the Plan was amended and, as amended, was assumed by the Company as successor to Central Hudson. The Plan, as amended on December __, 1999, is set forth below.

                                   I. PURPOSE

        The Plan is designed to encourage and promote long-term investment opportunities in the Company's common stock, par value $.10 per share ("Common Stock"). It will provide investors with a convenient method of reinvesting cash dividends and purchasing Common Stock, without payment of brokerage commissions or service charges.

                                 II. ELIGIBILITY

        The Plan is open for participation by all interested persons and entities (whether or not a shareholder of record of Common Stock), desiring initially to purchase or to increase their holdings in Common Stock, provided that (i) the person or entity fulfills the prerequisites for participation described in Section VI hereof, and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to the Company, the Plan or the Participant.

        Those persons and entities enrolled in the Plan are hereinafter called "Participants".

                                III. PLAN SHARES

        Shares of Common Stock to be acquired under the Plan will be, at the Company's discretion, purchased either (i) directly from the Company, in which case such shares will be authorized but unissued shares of the Company or treasury shares of the Company, (ii) on the open market, or (iii) by combination thereof. Full and fractional shares acquired under the Plan will be calculated and credited to participant's accounts. The number of shares purchased will be the total amount invested divided by the applicable purchase price per share as described in Section XII hereof.

        The number of shares of Common Stock available under the Plan to be purchased directly from the Company will be such number as the Company's Board of Directors may from time to time determine.

                               IV. ADMINISTRATION

        First Chicago Trust Company of New York, a division of EquiServe, or such other bank or trust company as the Company may from time to time designate ("Plan Administrator"), has been appointed Plan Administrator to purchase and hold shares of Common Stock acquired under the Plan, keep records, send reports of account activity to Participants, and perform other duties relating to the Plan.

        The Plan Administrator reserves the right to resign at any time upon reasonable notice to the Company.

                            V. PLAN INVESTMENT RULES

        Enrollment in the Plan by persons or entities currently not shareholders of record, and other than employees of the Company or its affiliates ("Employees") as discussed in the following paragraph, becomes effective by an initial investment ("Initial Investment") of a minimum of $100. Thereafter, the Participant can invest a minimum optional cash payment of $50 on the first of each month, up to a maximum amount of $150,000 annually ("Optional Investment"). In no event, however, can the combined amounts of the Initial Investment and Optional Investment exceed $150,000.

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        Enrollment  in the Plan by Employees  becomes  effective as described in
Section VI hereof. Such Employees may, in addition to Optional Investments, make monthly investments for the purchase of Common Stock under the Plan in the minimum amount of $10 per week, up to a maximum amount of $500 per month ("Employee Investment"). In no event, however, can the combined amounts of Employee Investment and Optional Investments exceed $150,000 annually.

        Cash received by the Plan Administrator for purchases of Common Stock on or before the last business day prior to the next Purchase Date (as defined in Section XI hereof) will be applied for purchases of Common Stock pursuant to said Section XI. Cash received after that date will be held by the Plan Administrator for such purchases on the next Purchase Date.

        All Employee payroll withholdings for Employee Investments will be made and submitted to the Plan Administrator for investment on behalf of Employees on the first practicable payroll period following submission by Employees of the Employee Form, as described in Section VI hereof.

        No interest will be paid on payments received for purchases and held by the Plan Administrator.

        All minimum and maximum investment amounts as identified above may be adjusted from time to time at the discretion of the Company and after notification to all Participants.

                            VI. ENROLLMENT PROCEDURES

        Enrollment in the Plan is effected by the submission by (a) non-shareholders of a completed Initial Investment Form ("Investment Form") to the Plan Administrator, (b) registered shareholders ("holders of record") of a completed Enrollment Authorization Form ("Authorization Form") to the Plan Administrator, or (c) Employees of a completed Employee Authorization Form ("Employee Form") with their employer instructing their employer to withhold payroll deduction contributions to the Plan for the Employee's investments.


        Employees may change the amount of their payroll withholdings by submitting to their employer's Payroll Department a new Employee Form which may be obtained from that Department. Employee participants may discontinue their payroll withholdings at any time by notifying their employer's Payroll
Department in writing. Payroll withholdings will terminate effective on the beginning of the payroll period following receipt by their employer of the Employee's written notice.


        The Plan Administrator will mail to those persons or entities expressing an interest in participation in the Plan, introductory Plan materials, including a current Prospectus, and an Investment Form or Authorization Form.

        Registered shareholders should be sure to sign their names on the Authorization Form exactly as they appear on their Common Stock Certificates. Non-Shareholders (other than Employees) must include a minimum initial investment of at least $100 with their completed Investment Form or authorize automatic deductions from a U.S. bank account, as described herein in Section VII.

        Beneficial owners of shares of Common Stock registered in the name of a financial intermediary (for example, a bank, broker or other nominee) may become eligible to participate in the Plan by directing their financial intermediary to re-register those shares directly in the beneficial owner's name and delivering a certificate to the owner. Thereafter, the owner may enroll in the Plan, as a registered shareholder, without having to make an initial investment. Costs associated with such registration will be borne by the owner. Alternatively, beneficial owners may become eligible to participate in the Plan by instructing their financial intermediary to re-register shares directly in the beneficial owner's name in electronic registration form through the Direct Registration System. The Direct Registration System permits an investor to hold Common Stock as the registered owner in electronic registration form on the Company's stock transfer books. Thereafter, the owner may enroll in the Plan, as a registered shareholder, without having to make an initial investment.

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        Investment  and  Authorization  Forms will be  processed  as promptly as practicable by the Plan Administrator and participation in the Plan will begin after the properly completed form and payment, if applicable (in the case of Initial Investments by non-shareholders), have been accepted by the Plan Administrator.

                 VII. INITIAL, OPTIONAL AND EMPLOYEE INVESTMENTS

        Initial investments ("Initial Investments"), for those persons or entities who are not holders of record or Employees, must be in the minimum amount of $100 in the form of personal check or money order, and must be returned to the Plan Administrator together with the completed Investment Form. Alternatively , an Initial Investment can be made by authorizing automatic deductions of $50 per transaction from a United States bank account for at least two consecutive purchases. Automatic deductions will continue indefinitely, beyond the initial two purchases, until the Participant notifies the Plan Administrator in writing to the contrary. Participants can make additional optional investments by personal check, money order or automatic monthly deduction from a bank account in the minimum amount of $50, up to a maximum amount of $150,000 annually ("Optional Investments").

        There is no obligation to make Optional Investments at any time, and the amount of such investments may vary from time to time within the foregoing limits.

        Employees, after enrollment in the Plan may make, in addition to Optional Investments, monthly investments through payroll withholdings, for the purchase of Common Stock under the Plan in the minimum amount of $10 per week, up to a maximum amount of $500 per month ("Employee Investment"). Employees are not required to make the $100 Initial Investment.

        In no event, however, can the aggregate of a Participant's Plan investment exceed $150,000 annually.

        All payroll withholdings for Employee Investments will be made and submitted to the Plan Administrator for investment on the first practicable Purchase Date following submission by Employees of the Employee Form, as described herein in Section VI.

        Cash received by the Plan Administrator for purchases of Common Stock on or before the last business day prior to the next Purchase Date will be applied for purchases of Common Stock as described herein in Section XI. Cash received after that date will be held by the Plan Administrator for purchases to be made on the next Purchase Date. No interest will be paid on payments received for purchases and held pending investment by the Plan Administrator.

        All minimum and maximum investment amounts as identified above may be adjusted from time to time at the discretion of the Company and after notification to all Participants.

        Initial Investments and Optional Investments received by the Plan Administrator will be returned to a Participant upon written or telephone request by such Participant received not less than two business days prior to the Purchase Date.

                            VIII. INVESTMENT OPTIONS

        Full investment of funds in Common Stock is possible under the Plan and fractional, as well as full shares, will be credited to Participants' accounts. Certificates for full shares will be issued by the Plan Administrator upon request of a Participant. All fractional shares will remain in electronic registration (book entry) form as recorded for the Participant's account by the Plan Administrator until withdrawn by the Participant.

        CHECK INVESTMENT: Initial Investments and Optional Investments may be made by personal check or money order payable in United States dollars to "EquiServe-CH Energy Group". Initial Investments and Optional Investments must be received by the Plan Administrator prior to a Purchase Date to be invested beginning on the Purchase Date. Optional Investments should be mailed to the Plan Administrator together with the Transaction Form attached to each statement of account or transaction advice to be sent to Participants by the Plan Administrator, as described under Section XVII herein.

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        AUTOMATIC  INVESTMENT:  Participants may make automatic monthly Optional
Investments of a specified amount (not less than $50 per purchase nor more than $150,000 annually) by electronic funds transfer from a predesignated United States bank account.

        To initiate automatic monthly deductions for Optional Investment, the Participant must complete and sign the section entitled "Authorization Form for Automatic Deductions" on either the Investment Form or the Authorization Form and return it to the Plan Administrator together with a voided blank check or a deposit form for the account from which funds are to be drawn. Such forms will be processed and will become effective as promptly as practicable.

        Once automatic monthly deductions are initiated, funds will be drawn from the Participant's designated bank account on the first or fifteenth day of each month, or both (as chosen by the Participant) or the next business day if either of those days is not a business day.

        A Participant may change or stop automatic deductions by notifying the Plan Administrator by telephone, fax or in writing. The Participant must complete a new Authorization Form for Automatic Deductions when the Participant transfers ownership of shares or otherwise establishes a new account on the Plan Administrator's records, or closes or changes the Participant's designated bank account, or is assigned a new account number by the Participant's bank. To be effective for a particular Purchase Date, the Plan Administrator must receive new instructions at least six business days before such Purchase Date.

                              IX. DIVIDEND OPTIONS

        CASH DIVIDENDS: Participants may elect to receive all or part of their dividends in cash by designating their election on their Authorization Form, Investment Form or Employee Form, as appropriate. Dividends paid in cash will be sent to the Participant by check in the usual manner or by direct deposit, if the Participant has elected the direct deposit option described below under
Section X herein. Participants electing a partial cash payment of their cash dividends must designate the number of whole shares for which they want to receive cash dividends. Dividends paid on all other shares registered in the Participant's name and all other shares held in the Participant's account will be reinvested under the Plan in additional shares of Common Stock as described in the subcaption "Reinvestment of Cash Dividends" below.

        REINVESTMENT OF CASH DIVIDENDS: Participants may elect to reinvest all or part of their cash dividends by designating their election on their Authorization Form, Investment Form or Employee Form, as appropriate.

        The automatic reinvestment of dividends does not relieve the Participant of liability for income taxes that may be owed with respect to payment of dividends. Dividends paid on shares credited to a Participant's account will be included in information provided both to the Participant and the Internal Revenue Service.


        CHANGING DIVIDEND OPTIONS: Dividend options may be changed from time to time as a Participant desires by telephone or writing to the Plan Administrator, by submitting a new election on an Authorization Form to the Plan Administrator or by submitting a new Employee Form to the Participant's employer. To be effective with respect to a particular Common Stock dividend, any such change must be received by the Plan Administrator before the record date for such dividend. The record date is usually the tenth day of the month prior to the payment date for the dividend.


        DISCONTINUING DIVIDEND REINVESTMENT: A Participant may elect to discontinue reinvestment of cash dividends at any time by giving written or telephonic instructions to the Plan Administrator. If the request to discontinue dividend reinvestment is received by the Plan Administrator on or after the record date for a dividend, the Plan Administrator, in its sole discretion, may either pay the dividend in cash or reinvest it under the Plan on the next Purchase Date to purchase Common Stock on behalf of the Participant. If so reinvested, the Plan Administrator may sell the shares purchased and remit the proceeds to the Participant, less any service fee, applicable brokerage commission and any other costs of sale.

       After processing a request to discontinue dividend reinvestment, any shares credited to a Participant's Account under the Plan will continue to be held in electronic

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registration form. Dividends on any shares held in electronic registration form, and on any shares held in stock certificate form, will be paid in cash by check or by direct deposit to a predesignated bank account of the Participant's choice.

                         X. DIRECT DEPOSIT OF DIVIDENDS

        Through the Plan's direct deposit feature, in lieu of receiving dividend checks, Participants may elect to have any cash dividends not being reinvested under the Plan paid by electronic funds transfer to the Participant's predesignated checking or savings bank account on the dividend payment date. To receive such dividends by direct deposit, Participants must request from, complete, sign and return to the Plan Administrator a Direct Deposit Authorization Form.

        Direct Deposit Authorization Forms will be processed and will become effective as promptly as practicable after receipt by the Plan Administrator. Participants may change the designed account for automatic direct deposit or discontinue this feature at any time by the submission to the Plan Administrator of a completed new Direct Deposit Authorization Form or by written instruction to the Plan Administrator.

                               XI. PURCHASE DATES

        Purchases for reinvested cash dividends will be the first business day of the months February, May, August and November. Initial and Optional Investments by check, money order, or automatic deduction from a pre-designated U.S. bank account will normally be invested no later than five business days after receipt by the Plan Administrator. The Plan Administrator will determine the actual Purchase Date for Initial and Optional Investments. The applicable purchase date is herein called the "Purchase Date".

        Purchases under the Plan of shares of Common Stock on the open market will be made by the Plan Administrator beginning on the Purchase Date and will be completed no later than 30 days from such Purchase Date, except where completion at a later date is necessary or advisable under any applicable Federal or state securities laws. Such open market purchases may be made on any securities exchange where the Common Stock is traded, in the over-the-counter market, or by negotiated transactions and may be subject to such pricing, delivery and other terms to which the Plan Administrator may agree.

        Neither the Company nor any Participant shall have the authority or power to direct the time or price at which shares of Common Stock may be purchased, or the selection of the broker or dealer through or from whom Common Stock purchases will be made.

                              XII. PRICE OF SHARES

        The price to the Participant of Common Stock purchased under the Plan directly from the Company will be the average of the high and low prices of the Common Stock on the Purchase Date as reported on the New York Stock Exchange listing of composite transactions. If no such report is made for the Purchase Date, the Purchase Price will be established based on the closing price of Common Stock as reported on such listing for the nearest day immediately preceding the Purchase Date. The price to the Participant of Common Stock purchased under the Plan on the open market will be the weighted average price of all Common Stock purchased for the relevant Purchase Date.

                              XIII. SALE OF SHARES


        Participants may direct that the Plan Administrator sell all or a portion of shares of Common Stock credited to their Plan accounts at any time by giving written or telephonic instruction to the Plan Administrator.


        The Plan Administrator will make every effort to process Participants' orders on the day they are received, provided that instructions are received before 1:00 p.m. Eastern Time on a business day during which the Plan Administrator and the relevant securities market are open. Such sales will be affected at the then current market price of the Common Stock and the Plan Administrator will send the Participant a check for the sales proceeds, less any service fee, any applicable brokerage commission or other costs of sale.

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                       XIV. GIFTS AND TRANSFERS OF SHARES

        If a Participant wishes to transfer the ownership of all or part of the Participant's shares held under the Plan to a Plan account for another person, whether by gift, private sale or otherwise, the Participant may effect the transfer by mailing a properly completed Gift/Transfer Form to the Plan
Administrator. Transfers of less than all of the Participant's entire Plan account must be made in whole share amounts. No fractional share may be transferred unless the Participant's entire Plan account balance is transferred. Requests for transfer are subject to the same requirements as are applicable to the transfer of Common Stock certificates, including the requirement of a medallion stamp guarantee.

        Shares so transferred will be credited in electronic registration form to the transferee's account. A Plan account will be opened in the name of the transferee, if the transferee is not already a registered shareholder and the transferee's account will be enrolled in the Plan under the same dividend option as the transferor unless the donor specifies otherwise. The transferee may change the dividend option after the gift has been made as described under
Section IX herein.

        After the transfer, the transferee will receive a report showing the number of shares transferred to and held in the transferee's Plan account.

                        XV. TERMINATION OF A PARTICIPANT

        If a Participant does not own at least one whole share registered in the Participant's name in stock certificate form or credited in electronic registration form in the Participant's Plan account, the Participant's participation in the Plan may be terminated by the Company. Participants whose participation in the Plan has been so terminated will receive a cash payment for the fractional share remaining in the Participant's account, based on the then current market price of Common Stock, less any service fee, any applicable brokerage commission and any other costs of sale.

                                XVI. PLAN REPORTS

        Whenever a Participant purchases, sells or deposits shares through the Plan, such Participant will promptly receive from the Plan Administrator a statement with the details of the transaction. All shares of a Participant held or purchased through the Plan are recorded in the same account. After each dividend reinvestment, a Participant will receive a detailed statement showing the amount of the latest dividend reinvested, the purchase price per share, the number of shares purchased and the total shares credited to the Participant's account. The statement also will show all year-to-date account activity, including purchases, sales and certificate deposit or withdrawals. In addition, a Participant will receive a comprehensive year-end statement summarizing all activity in the Participant's account for the entire year. Each Participant should retain these statements to establish the cost basis of shares of Common Stock purchased under the Plan for income tax purposes.

        Each Participant will receive copies of the same communications sent to all other holders of record of Common Stock. Such communications include the Company's annual report to shareholders, quarterly report to shareholders, notice of Annual Meeting and Proxy Statement. In addition, if required by the Internal Revenue Code or applicable regulations thereunder, Participants will be furnished with Internal Revenue Service information for reporting dividends paid and proceeds derived from the sale of shares held under the Plan in the form and manner as the Internal Revenue Service may require.

        All notices, statements and reports from the Plan Administrator to a Participant will be addressed to the Participant's latest address of record with the Plan Administrator. Therefore, Participants must promptly notify the Plan Administrator of any change in address.

                          XVII. CERTIFICATES FOR SHARES


        Common Stock purchased under the Plan and any certificated shares deposited for safekeeping will be registered in the name of the Plan Administrator or its nominee and will be recorded in electronic registration form to the accounts of the respective Participants. The number of shares (including fractional shares) held for each Participant


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will be  reported  to  Participants  by the Plan  Administrator  as  promptly as practicable after each purchase. Participants may obtain a certificate for all or any portion of the whole shares held in their Plan accounts at any time upon written or telephonic request to the Plan Administrator. Any remaining whole or fractional shares will continue to be held by the Plan Administrator. If a Participant requests a certificate for all shares held in the Participant's Plan account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. Such cash payment will be based upon the then current market price of the Common Stock, less any service fee, any applicable brokerage commission and any other costs of sale. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment or payment of cash dividends on such shares (see Section IX above).


            XVIII. SHARE SAFEKEEPING AND INSURED CERTIFICATE MAILINGS

        At the time of enrollment in the Plan, or at any later time, Participants may use the Plan's "share safekeeping" service to deposit any Common Stock certificates in their possession with the Plan Administrator. Shares deposited will be recorded in electronic registration form and credited to the Participant's account under the Plan. Thereafter, these shares will be treated in the same manner as shares purchased through the Plan. By using the Plan's share safekeeping service, Participants no longer bear the risks associated with loss, theft or destruction of stock certificates.

        The Plan Administrator will promptly send the Participant a statement confirming each certificate deposit. Also, because shares deposited with the Plan Administrator are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan, as described in a convenient and efficient manner. See Sections XIV and XIII hereof.

        Stock certificates sent to the Plan Administrator for safekeeping should not be endorsed. To insure against loss resulting from mailing certificates to the Plan Administrator, the Plan provides for mail insurance, free of charge, for certificates valued at up to $25,000 current market value (maximum coverage) when mailed first class, using a brown, pre-addressed envelope provided by the Plan Administrator.

        If a Participant does not use a brown pre-addressed envelope provided by the Plan Administrator, certificates should be sent to the address listed above via registered mail, return receipt requested, and insured for possible mail loss for 2% of the market value (minimum of $20); this represents the replacement cost to the Participant.

        For information about mailing certificates to the Administrator having a current market value in excess of $25,000, Participants should contact the Plan Administrator.

        Insurance covers the replacement of shares of stock, but in no way protects against any loss resulting from fluctuations in the value of the shares from the time the investor mails the certificates until the time replacement can be effected.

        To be eligible for certificate mailing insurance, the investor must notify the Plan Administrator of any claim within 30 calendar days of the date the certificates were mailed.

                                 XIX. PLAN COSTS

        All costs for the purchase of shares and administration of the Plan will be paid by the Company, with the exception of (i) costs associated with automatic investments which may be assessed by a Participant's financial institution as identified in Section VIII hereof, (ii) any costs resulting from Participants' having insufficient funds to effect payment for Initial and/or Optional Investments, (iii) those costs associated with a Participant's
direction  to  the  Plan   Administrator  to  sell  all  or  a  portion  of  the
Participant's shares as described in Section XIII hereof, (iv) those costs related to a Participant's election to withdraw from the Plan pursuant to
Section XV hereof and (v) those costs related to a sale of fractional shares, as described under Sections XXIII and XVII, respectively, herein.

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                 XX. PLEDGING OF SHARES IN PARTICIPANT'S ACCOUNT

        Except as described under Section XIV hereof, Common Stock held by the Plan Administrator for a Participant's Plan account may not be pledged or assigned. A Participant who wishes to pledge shares of Common Stock must request that certificates for such shares be issued in the Participant's name pursuant to Section XIV hereof.

              XXI. VOTING RIGHTS OF SHARES IN PARTICIPANT'S ACCOUNT

        Each Participant will become a full shareholder of the Company with all rights thereunder and will be provided with all required documentation to vote whole shares of Common Stock held for the Participant under the Plan. Fractional shares may not be voted. The Participant will receive a proxy card indicating the number of whole shares directly held under the Plan, for voting instructions to the Company and execution.

        A properly executed proxy will be voted according to the Participant's instructions, with no vote being recorded for the shares represented by an abstention.

             XXII. STOCK SPLIT, STOCK DIVIDENDS OR RIGHTS OFFERINGS

        Any dividends in Common Stock or split shares of Common Stock distributed by the Company on shares held by the Plan Administrator for a Participant's account or held by the Participants in the form of stock certificates will be added to the Participant's account.

        In a rights offering by the Company, the Participant will receive rights based upon the total number of whole shares owned; that is, the total number of whole shares registered in the Participant's name outside the Plan and the total number of whole shares held in the Participant's Plan account.

           XXIII. TERMINATION, SUSPENSION OR MODIFICATION OF THE PLAN

        The Company reserves the right to terminate, suspend or modify the Plan at any time in whole, in part, in respect to Participants in one or more jurisdictions. All affected Participants will receive notice of any termination, suspension or modification of the Plan. No such event will affect any shares then credited to a Participant's account.


                          XXIV. LIMITATION ON LIABILITY

        Neither the Company nor the Plan Administrator (nor any of their respective agents, representatives, employees, officers, directors, or subcontractors) will be liable for any act done in good faith or for any good faith omission to act.

        Participants must recognize that neither the Company nor the Plan Administrator can assure a profit or protect against a loss on shares purchased under the Plan and that the prices of shares purchased and sold under the Plan will be determined by, and subject to, market conditions. Participants also cannot waive Federal securities law liability.

        The Company is authorized to take such actions to carry out the Plan as may be consistent with the terms and conditions of the Plan. The Company reserves the right to interpret and regulate the Plan as it deems desirable or necessary in connection with the Plan's operations. Further, the establishment and maintenance of the Plan by the Company does not constitute assurances with respect to either the value of the Common Stock or whether or not the Company will continue to pay dividends on Common Stock or at what rate such dividends will be paid.

                      XXV. EFFECTIVE DATE AND GOVERNING LAW

        The Plan became effective January 1, 1997 and the Company became the successor Company under the Plan on December __, 1999.

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        The Plan and its terms and conditions of operations shall be governed by the laws of the State of New York and where applicable, Federal securities laws.

December __, 1999

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